AMENDMENT TO
ADMINISTRATIVE SERVICES LETTER AGREEMENT
(Service Shares)

This Amendment ("Amendment") to the Administrative Services Letter Agreement by and among Janus Capital Management LLC (the "Adviser"), Principal Life Insurance Company ("PLIC") and Principal National Life Insurance Company ("PNLIC") (PUC and PNLJC, collectively, the "Company") ls entered into as of October 15, 2019.

RECITALS
WHEREAS , the Adviser and the Company are currently parties to the Administrative Services Letter Agreement dated May 6, 2008 (the "Agreement"), as amended: and

WHEREAS. the parties wish to amend Schedule A to the Agreement as set forth below.

AMENDMENT
NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged. the parties agree to amend the Agreement as follows:

1.	Schedule A to the Agreement shall be deleted in its entirety and replaced with the amended Schedule A attached hereto.

2.    The Agreement, as supplemented by this Amendment. is ratified and confirmed.

3.	This Amendment may be executed in two or more counterparts which together shall constitute one instrument.

IN WITNESS WHEREOF. the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.

JANUS CAPITAL MANAGEMENT LLC	PRINCIPAL LIFE INSURANCE COMPANY

By: /s/ Russell P. Shipman	By: /s/ Todd A. Jones
Name: Russell P. Shipman	Name: Todd A. Jones
title: Sr. Vice President	Title: Assistant Director - Product Management

PRINCIPAL NATIONAL LIFE INSURANCE
COMPANY

By: /s/ Todd A. Jones
Name: Todd A. Jones
Title: Assistant Director - Product Management

Schedule A

Participation Agreement	Account	Contracts	Service Fee
Participation Agreement dated as of August 28, 2000, between theCompany and the Trust	Principal Life Insurance Company- Variable Life Separate Account
•
Principal Benefit Variable Universal Life
•
Principal Benefit Variable Universal
Life II
•
Principal Executive Variable Universal Life
•
Principal Executive Variable Universal
Life II
•
Principal Flexible Variable Life
•
Principal Survivorship Flexible Premium Variable Universal Life
•
Principal Variable Universal Life Accumulator
•
Principal Variable Universal Life Income II
•
PrinFlex Life®
0.10% of the average monthly value of the Shares of the Portfolios held in contracts
Participation Agreement dated as of August 28, 2000, between the Company and the Trust	Principal Life Insurance Company Separate Account B	• The Principal® Variable Annuity	0.10% of the average monthly value of the Shares of the Portfolios held in contracts
Participation Agreement dated as of August 28, 2000, between the Company and the Trust (via amendments dated as of November 1, 2011 and October 15, 2019)	Principal National Life Insurance Company Variable Life Separate Account Principal Life Insurance Company Variable Life Separate Account	• Principal Variable Universal Life Income Ill • Principal Variable Universal Life Income IV • Principal Executive Variable Universal Life Ill	0.10% of the average monthly value of the Shares of the Portfolios held in contracts